Exhibit 10.3

Execution Version

SERIES B INVESTMENT AGREEMENT

dated as of November 3, 2025

by and between

Katapult Holdings, Inc.

and

HHCF Series 21 Sub, LLC

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LIST OF EXHIBITS

Exhibit A:	Form of Series B Certificate of Designations
Exhibit B:	Form of Support Agreement
Exhibit C:	List of Supporting Stockholders
Exhibit D:	Form of Series B Registration Rights Agreement
Exhibit E:	Form of Director Nomination Agreement

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This SERIES B INVESTMENT AGREEMENT, dated as of November 3, 2025 (this “Agreement”), by and between Katapult Holdings, Inc., a Delaware corporation (the “Company”), and HHCF Series 21 Sub, LLC, a Delaware limited liability company or its Affiliates (as defined herein) (collectively, the “Purchaser”). Capitalized terms used herein are defined in Section 5.14(a) or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

RECITALS:

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 30,000 shares of its convertible preferred stock, par value $0.0001 per share, designated as “Series B Convertible Preferred Stock” (the “Preferred Stock”), having the terms set forth in the Certificate of Designations (the “Certificate of Designations”) in the form attached hereto as Exhibit A, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, the Company has obtained and delivered to the Purchaser support agreements substantially in the form attached hereto as Exhibit B (the “Series B Support Agreements”), executed by each Stockholder identified on Exhibit C (the “Supporting Stockholders”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

PURCHASE; CLOSING

1.1              Purchase; Use of Proceeds. On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company 30,000 shares of Preferred Stock (the “Shares”), free and clear of any Liens (other than restrictions arising under applicable securities Laws), at a purchase price of $1,000 per Share (the “Per Share Price”). The aggregate purchase price for the Shares shall be equal to $30,000,000 (the number of Shares multiplied by the Per Share Price) (the “Purchase Price”). Any use of proceeds shall be subject to prior approval of the board of directors of the Company (the “Board of Directors”) following the Closing and, for the avoidance of doubt, such approval shall be by the Board of Directors that includes any directors designated by the Purchaser pursuant to the Nomination Agreement. All proceeds not specifically allocated for uses on the Closing Date shall be deposited into a segregated account of the Company, and any disbursements from such account shall require approval of the Company’s Chief Financial Officer and prior written notice to the directors of the Company designated by the Purchaser pursuant to the

Nomination Agreement. The Company will use the proceeds for general corporate purposes and repayment of approximately $10 million of outstanding indebtedness under the Credit Agreement.

1.2              Closing.

(a)               The closing of the purchase and sale of the Shares (the “Closing”) shall occur simultaneously with the execution and delivery hereof and on the date hereof (the “Closing Date”). On the Closing Date, actions set in forth Sections 1.2(b), 1.2(c) and 1.3 shall also occur:

(b)               At the Closing:

(1)               the Company will deliver, or cause to be delivered, to the Purchaser (i) evidence of the issuance of the Shares in the name of the Purchaser by book entry on the stock ledger of the Company, (ii) the executed Series B Registration Rights Agreement, in the form attached hereto as Exhibit D (the “Series B Registration Rights Agreement”) hereto, (iii) the executed Director Nomination Agreement, in the form attached hereto as Exhibit E (the “Nomination Agreement”), (iv) the executed Resignation Letters and (iv) all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement; and

(2)               the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing on or prior to the Closing Date, the Purchase Price by wire transfer of immediately available funds, (ii) the executed Series B Registration Rights Agreement, (iii) the executed Nomination Agreement, and (iv) all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement.

(c)               All deliveries at the Closing will be deemed to occur simultaneously.

1.3              Closing Conditions.

(a)               The Support Agreements shall remain in full force and effect;

(b)               The Company shall have filed the Certificate of Designations with the Secretary of State of the state of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing;

(c)               Prior to the Closing, the Company shall submit to The Nasdaq Stock Market LLC (“Nasdaq”) a listing application for the Company’s Common Stock (the “Nasdaq Listing Application”) for the listing of the shares of the Company’s Common Stock underlying the Shares;

(d)               Each of Brian Hirsch, Chris Masto and Jane J. Thompson has resigned effective as of the Closing; and

(e)               Each of Philip Key Bartow III and Jeffrey Rubin has been appointed as Class I Directors to the Board of Directors effective as of the Closing and Derek Medlin has been appointed to the Board of Directors as a Class III Director effective as of the Closing.

Article II

REPRESENTATIONS AND WARRANTIES

2.1              Representations and Warranties of the Company. Except as set forth (x) in SEC Documents (as defined below) filed prior to the date of this Agreement, excluding any disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements or any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive, cautionary or forward-looking in nature or constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or (y) in a correspondingly identified schedule attached hereto (provided that any such disclosure shall be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure), the Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)               Organization and Authority.

(1)               The Company (i) is a corporation duly organized and validly existing under the laws of the state of Delaware, (ii) has all requisite corporate power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect. True and accurate copies of the (A) the Second Amended and Restated Certificate of Incorporation of the Company (as amended by that certain Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated July 27, 2023, and as further amended or modified from time to time prior to the date hereof, the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws of the Company (as amended or modified from time to time prior to the date hereof, the “Bylaws”), each as in effect, have been made available to the Purchaser prior to the date hereof.

(2)               Each of the Company’s Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)) are set forth on Exhibit 21.1 to its most recent Annual Report on Form 10-K, and the Company owns, directly or indirectly, 100% of the outstanding equity securities of such subsidiaries. Each of the Company’s Significant Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or in good standing, except, in the case of this clause (iii), where failure to be so qualified, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Capitalization.

(1)               The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 25,000,000 shares of Preferred Stock. As of the close of business on October 31, 2025, (i) 4,589,310 shares Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued, (iii) 255,189 shares of Common Stock were subject to outstanding Company Options, (iv) no shares of Common Stock were subject to outstanding Company PSUs (assuming satisfaction of performance goals for incomplete periods at the maximum level), (v) 157,224 shares of Common Stock were subject to outstanding Company RSUs, (vi) 1,159,564 shares of Common Stock were subject to outstanding Company Warrants and (vii) no shares of Common Stock held in treasury. Since October 31, 2025, no other shares of Common Stock have been issued other than shares of Common Stock issued in respect of the exercise of Company Options or settlement of Company RSUs or Company PSUs in the ordinary course of business.

(2)               All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as set forth in Section 2.1(b)(1), the Company has not issued any securities or right to purchase securities of the Company (including any options, warrants or other rights, agreements, arrangements or commitments of any character or any securities convertible into or exchangeable for any capital stock or other Equity Interests of the Company). Except as provided in the Transaction Documents or the Series A Transaction Documents, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other Equity Interests in, the Company or any of the Company Subsidiaries. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

(3)               None of the Company or any of the Company Subsidiaries hold an Equity Interest in any Person other than Equity Interests in other Company Subsidiaries. Each outstanding share of capital stock of or other Equity Interest in each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Company Subsidiary is a party or by which any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of such Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Company Subsidiary. None of the Company or any Company Subsidiary is a party to any shareholders’ agreement, voting trust agreement or other similar agreement or understanding relating to any shares of the Company’s or any Company Subsidiary’s capital stock or other Equity Interests or any other agreement relating to the disposition, voting or dividends with respect to any Equity Interest of the Company or a Company Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company may vote are issued.

(c)               Authorization.

(1)               The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors. This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, this Agreement is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Certificate of Designations sets forth the rights, preferences and priorities of the Preferred Stock, and the holders of the Preferred Stock have the rights set forth in the Certificate of Designations. Except as would not reasonably be expected to have a Company Material Adverse Effect1, no other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(2)               Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the rights of the Shares to convert into shares of Common Stock), will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (A) the Certificate of Incorporation or the Bylaws or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or

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1 NTD: Since this transaction is a sign/close, the certificate of designations would need to be filed prior to closing.

obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, and except for, in the case of clauses (i) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3)               Other than (i) the securities or blue sky laws of the various states, (ii) the filing of one or more required reports, proxy statements, forms, and other documents with the SEC, (iii) pursuant to any law or regulation applicable to the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and (iv) the listing on the Nasdaq of the shares of Common Stock issuable upon the conversion of the Shares, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period, is necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents or the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(d)               Sale of Securities. Assuming the accuracy of the Purchaser’s representations in Section 2.2, the offer and sale of the Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D as promulgated by the SEC under the Securities Act) in connection with the offer or sale of any of the Shares. Neither the Company nor its Subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

(e)               Status of Securities. The Shares to be issued pursuant to this Agreement and the shares of Common Stock to be issued upon conversion of the Shares have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Certificate of Designations, the Shares will be validly issued, fully paid and nonassessable, will not be subject to preemptive or similar rights under Delaware Law or under the Certificate of Incorporation or the Bylaws, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state, foreign or other securities laws. Upon any conversion of any Shares into shares of Common Stock pursuant to the terms of the Certificate of Designations, such shares of Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, and will not be subject to preemptive rights under Delaware Law or under the Certificate of Incorporation or the Bylaws, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state, foreign or other securities laws. The shares of Common Stock to be issued upon any conversion of the Shares have been duly reserved for such issuance.

(f)                SEC Documents; Financial Statements.

(1)               The Company has filed, on a timely basis, all required reports, proxy statements, forms, and other documents with the SEC since September 30, 2022 (collectively, the “SEC Documents”), except for late filings, all of which were subsequently filed. Each of the SEC Documents, as of its respective filing date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2)               The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(3)               There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

(4)               Except as disclosed in the SEC Documents, the financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end audit adjustments).

(g)               Brokers and Finders. Except for Guggenheim Securities, LLC (“Guggenheim”) pursuant to (i) that certain engagement letter dated September 11, 2024 between the Company and Guggenheim and (ii) that certain engagement letter dated March 24, 2025 between the Company and Guggenheim, the fees and expenses of which will be paid by the Company, neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

(h)               Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, the Company or any of its Subsidiaries or any of their respective assets before or by any Governmental Entity, which individually or in the aggregate has had, or, would reasonably be expected to have (including for this purpose, assuming an adverse determination of any such matter), a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.

(i)                 Indebtedness. Except as set forth in the SEC Documents and after giving effect to waivers obtained on or prior to the date hereof, neither the Company nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(j)                 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.

(k)               Taxes.  Except as set forth in the SEC Documents, the Company and each Company Subsidiary has filed all tax returns that are required to be filed or has requested extensions thereof and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except (i) for any such assessment, fine or penalty that is currently being contested in good faith or (ii) where such failure to file or pay would not have a Company Material Adverse Effect.

(l)                 Employee Relations.     No material labor dispute exists or, to the Company’s Knowledge, is threatened with respect to any of the employees of the Company or any of its Subsidiaries which would have or would reasonably be expected to result in a Material Adverse Effect. None of the Company’s or any Subsidiary’s employees is a member of a labor union that relates to such employee’s relationship with the Company, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. To the Company’s Knowledge, no executive officer or member of management of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, and to the Company’s Knowledge, the continued employment of each such executive officer or key employee does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters, except, in each case, matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The Company is in compliance in all material respects with all U.S. federal, state, and local Laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours. Any Employee Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received or are otherwise entitled to rely upon determination or opinion letters from the Internal Revenue Service to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Employee Plan or the tax exempt status of the related trust. No labor problem or dispute with the employees of the Company or any Company Subsidiary exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that could have a Company Material Adverse Effect

(m)             Licenses.      The Company and each Company Subsidiary possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct its business, except in each case, the lack of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Company Material Adverse Effect.

(n)               Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary owns, possesses, licenses or has other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their business as now conducted, (ii) to the Company’s knowledge, there is no infringement by third parties of any Intellectual Property owned by the Company or any Company Subsidiaries; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or any Company Subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property owned by the Company or any Company Subsidiaries, and the Company is unaware of any facts which would form a reasonable basis for any such claim; and (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any Company Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim.

(o)               Data Privacy.      Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary have complied and are presently in compliance with all of their internal and external privacy policies, contractual obligations, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other binding legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company and each Company Subsidiary of personal data or personally identifiable information (“Data Security Obligations”, and such data, “Data”); (ii) neither the Company nor any Company Subsidiary has received any written notification of or complaint regarding and, to the Company’s knowledge, there are no other facts that, individually or in the aggregate, would reasonably indicate the Company’s non-compliance with any Data Security Obligation; and (iii) there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or, to the Company’s knowledge, threatened alleging in writing the Company’s non-compliance with any Data Security Obligations.

(p)               Cybersecurity.        The Company and each Company Subsidiary have taken commercially reasonable technical and organizational measures designed to protect the information technology systems and Data used in connection with the operation of their business. Without limiting the foregoing, the Company and each Company Subsidiary have used commercially reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, commercially reasonable information technology, information security, cyber security and data protection controls, policies and procedures designed to protect against and prevent unauthorized access to or acquisition of Data used in connection with the operation of the their business (“Breach”). To the Company’s knowledge, there has been no such Breach, and neither the Company nor any Company Subsidiary has been notified in writing of and has no knowledge of any event or condition that would reasonably be expected to result in, any such Breach.

(q)               Bribery and Anti-Money Laundering Laws. Each of the Company, each Company Subsidiary and any of their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance in all material respects with and its participation in the offering will not violate: (A) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other law, rule or regulation of similar purposes and scope or (B) anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

(r)                XBRL.       The interactive data in eXtensible Business Reporting Language included in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(s)                 Absence of Changes.       Since December 31, 2024, except as set forth in a subsequent SEC Document filed prior to the date hereof or as contemplated by the Transaction Documents, or in connection with the filing of the Certificate of Designations, there has not been any other change, development, occurrence or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

(t)                  Compliance with Environmental Laws. Since January 1, 2022, the Company and each Company Subsidiary has complied with all applicable federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (“Environmental Laws”), which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received since January 1, 2022, any written notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Law, and, to the Company’s Knowledge, there are no circumstances that may prevent or interfere with the Company’s or any Company Subsidiary compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge: (i) no current or prior owner of any property leased or controlled by the Company or any Company Subsidiaries has received, since January 1, 2022, any written notice or other communication relating to property owned or leased at any time by the Company or any Company Subsidiary, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and neither the Company nor any Company Subsidiary has any material liability under any Environmental Law.

(u)               No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, Employee Plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (ii) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto, nor will anything in this Agreement operate to limit any claim by the Purchaser or any of its Affiliates for fraud.

2.2              Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)               Organization and Authority. The Purchaser (i) is duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has all requisite limited liability company power and authority to own its properties and assets and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified has not and would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis and (iv) is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D.

(b)               Authorization.

(1)               The Purchaser has the limited liability company power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, this Agreement is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other organizational proceedings are necessary for the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

(2)               Neither the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof, will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any material Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of their respective properties or assets except in the case of clause (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the Purchaser’s ability to fully perform its respective covenants and obligations under this Agreement.

(3)               Other than (i) the securities or blue sky laws of the various states and (ii) the filing of a Schedule 13D, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents or the consummation by the Purchaser of the transactions contemplated by this Agreement or the other Transaction Documents.

(c)               Financial Capability1.1.. At the Closing, the Purchaser will have access to available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement and otherwise has the financial capability to pay and perform its obligations under this Agreement by immediately available funds on hand, including all cash or other sources of immediately available funds necessary consummate the Closing on the terms and conditions contemplated by this Agreement. The Purchaser’s obligations under this Agreement are not subject to any conditions regarding the Purchaser’s ability to obtain financing and the Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I (including paying the Purchase Price) will not be available on the Closing Date.

(d)               Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

Article III

COVENANTS

3.1              Authorized Common Stock. At any time that any Shares are outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized share capital of the Company to include a number of authorized but unissued shares of Common Stock equal to the number of shares of Common Stock issuable upon the conversion of all Shares then issued and outstanding. All shares of Common Stock delivered upon conversion of the Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free and clear of any Liens (other than Liens created by the Purchaser or restrictions on Transfer arising under applicable securities Laws).

3.2              Nasdaq Listing Application. The Nasdaq Listing Application shall have been submitted. From the Closing, the Company shall use its commercially reasonable efforts to maintain its existing listing on Nasdaq.

3.3              Information Rights. For so long as the Purchaser or its Affiliates hold any Shares, the Company shall provide the Purchaser with:

(a)               quarterly financial statements as soon as reasonably practicable after they become available but no later than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company; provided that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC; and

(b)               audited (by a nationally recognized accounting firm) annual financial statements as soon as reasonably practicable after they become available but no later than ninety (90) days after the end of each fiscal year of the Company; provided that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC, in each case, prepared in accordance with GAAP as in effect from time to time, which such financial statements shall include the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of operations, income, changes in shareholders’ equity and cash flows. In addition, so long as the Purchaser and its Affiliates hold any Shares, the Company shall provide the Purchaser with copies of all reports, certifications and other information as and when provided to the lenders of the Company and its Subsidiaries, and subject to reasonable restrictions imposed by the Company to comply with antitrust and other applicable Laws, the Company shall permit the Purchaser or its Affiliates or any authorized representatives designated by the Purchaser or its Affiliates reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of accounting and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as the Purchaser or its Affiliates may reasonably request. Any investigation pursuant to this Section 3.3 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Company and its Subsidiaries.

3.4              Resigning Directors. The Company shall cause each of Brian Hirsch, Chris Masto and Jane J. Thompson to deliver written resignation as members of the Board of Directors effective as of the Closing, in forms reasonably satisfactory to the Purchaser (the “Resignation Letters”).

3.5              Controlling Stockholder Transactions. Until the date that is two (2) years following the Closing Date (the “Restriction End Date”), each party hereto (including, for the avoidance of doubt, through one or more of their respective Affiliates, successors, assigns and Permitted Transferees) shall not, directly or indirectly, consummate a “controlling stockholder transaction” (as such transaction is defined in Section 144(e)(3) of the Delaware General Corporation Law (the “DGCL”)) involving the Company or one or more of its subsidiaries, or cause the Company or one or more of its subsidiaries to consummate a “controlling stockholder transaction” unless (i) if such “controlling stockholder transaction” is not a “going private transaction” (as defined in Section 144(e)(6) of the DGCL), the “controlling stockholder transaction” is approved in accordance with Section 144(b) of the DGCL or (ii) if such “controlling stockholder transaction” is a “going private transaction”, the “controlling stockholder transaction” is approved in accordance with Section 144(c) of the DGCL. For the purposes of this Section 3.5, the determination of whether an act or transaction is a “controlling stockholder transaction” or a “going private transaction” shall be made by the affirmative vote of a majority of the directors then-serving on the Board of Directors (with each of such directors being an express intended third party beneficiary of this paragraph) in good faith consultation with the Company’s outside counsel.  In addition to any restrictions on Transfer set out in Article IV, until the Restriction End Date, the Purchaser shall not Transfer any Share or any share of Common Stock issued upon conversion of any Share unless the transferee thereof agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Board of Directors) with the transferor or transferee) to be bound by the terms of this Section 3.5.  Any attempted Transfer in violation of this Section 3.5 shall be null and void ab initio and the Company shall not be required to give any effect thereto.  Section 4.1(c) shall apply to the restriction on Transfer set forth in this Section 3.5 mutatis mutandis except that foreclosure upon, or exercise of any rights with respect to, a Lien or pledge contemplated thereby shall be deemed a Transfer for purposes of this Section 3.5. This Section 3.5 shall not be amended, waived or terminated without the prior written consent of a majority of the directors who are “disinterested directors” (as defined in Section 144 of the DGCL) with respect to such decision.

3.6              Nondisparagement. The Company hereby covenants and agrees that it shall not, directly or indirectly, make or solicit or encourage others to make or solicit any negative comments or otherwise disparaging remarks concerning the Purchaser or its officers, directors, members, managers, shareholders or employees, or any of their respective affiliates. The Purchaser agrees not to make negative comments or otherwise disparage the Company or its officers, directors, members, managers, shareholders or employees or any of their respective affiliates. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Article IV

ADDITIONAL AGREEMENTS

4.1              Transfer Restrictions.

(a)               Until the earlier of (x) twelve (12) months following the Closing, and (y) the occurrence of a transaction resulting in a Fundamental Change of Control (as defined in the Certificate of Designations), the Purchaser shall not Transfer any Share or any share of Common Stock issued upon conversion of any Share except as otherwise permitted pursuant to the terms and conditions of this Agreement, including Section 4.1(b).

(b)               Notwithstanding anything to the contrary in Section 4.1(a), the Purchaser shall be permitted to Transfer all or any portion of its Shares, or shares of Common Stock issued upon conversion of any Shares at any time under the following circumstances:

(1)               Transfers to any Permitted Transferee, but only if such Permitted Transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Section 4.1 with respect to the Shares of shares of Common Stock issuable upon conversion thereof;

(2)               Transfers pursuant to an amalgamation, merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction entered into by the Company or any transaction resulting in a Fundamental Change of Control; or

(3)               Transfers that have been approved or ratified in writing by the Board of Directors.

(c)               Notwithstanding anything to the contrary in this Agreement or otherwise, “Transfer” shall not include, and this Section 4.1 shall not prohibit, (i) any Lien on or pledge of pledge on any Share or of any share of Common Stock issued upon conversion thereof, or any exercise of remedies with respect to any of the foregoing to secure indebtedness of the Purchaser or any of its Affiliates; or (ii) any pledge of equity interests in the Purchaser or its parent entities, or any back leverage financing secured by such equity interests.

(d)               Any attempted Transfer in violation of this Section 4.1 shall be null and void ab initio and the Company shall not be required to give any effect thereto.

(e)               Notwithstanding anything herein to the contrary, the provisions of this Section 4.1, and any Transfer restrictions on any Shares or shares of Common Stock then-existing as a result of this Section 4.1, shall automatically terminate and be of no further force or effect upon the conversion of any Shares into shares of Common Stock by the Company pursuant to Section 10(c) of the terms of the Certificate of Designations.

4.2              Legend.

(a)               The Purchaser agrees that all certificates or other instruments representing the Shares subject to this Agreement (or the shares of Common Stock issuable upon conversion thereof) will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF NOVEMBER 3, 2025, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)               Upon request of the Purchaser (or any Permitted Transferee), upon (i) termination of the provisions of Section 4.1 pursuant to the terms of Section 4.1(e) or (ii) receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Shares to be transferred in accordance with the terms hereof. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act, any other applicable securities laws.

4.3              Tax Matters. The Company and the Purchaser shall each pay 50% of any and all documentary, stamp and similar issue or transfer tax due on (a) the issuance of the Shares or (b) the issuance of shares of Common Stock upon conversion of the Shares. However, in the case of conversion of Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

4.4              Survival. Except in the case of fraud, the representations and warranties of the parties contained in Article II hereof shall not survive, and shall terminate automatically as of, the

Closing. All other covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms.

Article V

MISCELLANEOUS

5.1              Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.2              Counterparts; Electronic Transmission. This Agreement, and any amendments hereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act. Neither party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever and irrevocably waives any such defense. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on each party hereto.

5.3              Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware. Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court. Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 5.4 shall be deemed effective service of process on such Person. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

5.4              Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be either personally delivered, or sent by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the parties at the applicable address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier or electronic mail (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)	If to Purchaser:

HHCF Series 21 Sub, LLC

88 West Mound Street

Columbus, OH 43215
Attn: Separately Supplied
E-mail: Separately Supplied

with a copy to (which copy alone shall not constitute notice):

Troutman Pepper Locke LLP
600 Peachtree Street, N.E.
Suite 3000
Atlanta, GA 30308

Attn: Separately Supplied

E-mail: Separately Supplied

(b)	If to the Company:

Katapult Holdings, Inc.

5360 Legacy Drive, Building 2,

Plano, TX 75024
Attn: Separately Supplied
E-mail: Separately Supplied

with a copy to (which copy alone shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Separately Supplied

Email: Separately Supplied

5.5              Entire Agreement. This Agreement (including the Exhibits hereto and the documents and instruments referred to in this Agreement), constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and transactions contemplated hereby.

5.6              Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, provided, however, that (a) the Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that no such assignment will relieve the Purchaser of its obligations hereunder prior to the Closing.

5.7              Fees and Expenses. At the Closing, the Company shall pay the reasonable fees and expenses of Troutman Pepper Locke LLP, the counsel for the Purchaser, provided that the aggregate amount of such fees and expenses to be paid by the Company shall not exceed $250,000.

5.8              Interpretation. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)               the word “or” is not exclusive;

(b)               the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)               the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(d)               the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Chicago, Illinois generally are authorized or required by law or other governmental action to close.

5.9              Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.10          Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.11          Third Party Beneficiaries. Except as expressly set forth herein, nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

5.12          Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the forgoing, this Section 5.12 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) which is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this

Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees.

5.13          Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

5.14          Definitions.

(a)               As used herein, the following terms have the meanings ascribed thereto below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Purchaser for purposes of this Agreement. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Code” means the United Stated Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following individually or taken together, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred or is expected to occur: (i) changes in global, foreign, national or regional economic, financial, regulatory; political (including results of elections or gerrymandering) or geopolitical conditions or events in general, in each case, in the U.S. or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing; (ii) conditions generally affecting the industries in which the Company or the Company’s Subsidiaries participate or the United States or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Company and the Company’s Subsidiaries taken as a whole relative to other similarly situated companies of comparable size in the industries in which the Company and the Company’s Subsidiaries participate (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, and then only to the extent not otherwise excluded by the other exceptions in this definition); (iii) any failure by the Company or the Company’s Subsidiaries to meet internal or published projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect underlying any such failure to meet projections, forecasts or predictions may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) any change in the price or trading volume of shares of equity securities or any other publicly traded securities of the Company, or any change or prospective change in the credit rating of the Company or the Company’s Subsidiaries (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Company Material Adverse Effect); (v) changes in the financial, banking, credit, commodity, currency, capital or securities markets, or changes in interest rates or exchange rates, in the United States or any other country in the world; (vi) the negotiation, execution, delivery, announcement or performance of the obligations under this Agreement or the Transaction Documents or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement or the Transaction Documents, including the customers, suppliers, distributors, partners, licensors, providers, employees or others having relationships with Company; (vii) the effect of seasonal changes and patterns on the financial condition, business, assets, liabilities or results of operations of the Company or the Company’s Subsidiaries; (viii) litigation brought by securityholders or debtholders arising from or relating to this Agreement, the Transaction Documents or the transactions contemplated thereby; (ix) any computer, Internet, network or system hacking, mal-ware or malicious code, unauthorized access to any computer, network, system or data, cybersecurity incident, data breach, cyber terrorism, cyber-attack, cybersecurity breach or ransom-ware (or ransom-ware attack or ransom-ware incident) affecting or impacting, or outage of or termination by a web hosting platform providing service to, the Company or the Company’s Subsidiaries; (x) any hurricane, tornado, cyclone, tsunami, flood, volcanic eruption, earthquake, nuclear incident, foreign or domestic social protest or social unrest, riots, weather conditions, power outages or electrical black-outs, mudslides, wild fires, casualty events or other natural or man-made disaster, act of God, force majeure event, natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action, act of war or war (whether or not declared, including any escalation or worsening thereof or any regime change or breakup of a country as a result thereof, and including the current dispute between the Russian Federation and Ukraine and in Israel and Gaza), declaration of martial law, rebellion, insurrection or national emergency; (xi) any specific action taken at the written request of the Purchaser or expressly required by this Agreement, or any failure to take any specific action expressly prohibited by this Agreement or the Transaction Documents; (xii) executive orders, public statements or announcements by or on behalf of the U.S. President or the U.S. White House, tariffs, anti-dumping actions, trade policies, trade disputes, agreements or initiatives or any “trade war” or similar actions, or any U.S. government shutdown, continuing resolution, or budget reduction (including due to the inability of Congress to clear any appropriation or the Department of Government Efficiency); or (xiii) any changes (after the date of this Agreement) in GAAP or applicable Laws or interpretations thereof.

“Company Options” means outstanding options to purchase shares of Common Stock granted by the Company.

“Company PSUs” means outstanding performance stock units of the Company.

“Company RSUs” means outstanding restricted stock units of the Company.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Warrants” means outstanding warrants to purchase Common Stock granted by the Company.

“Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of June 12, 2025, by and among Katapult SPV-1 LLC, a Delaware limited liability company, the Company, Midtown Madison Management, LLC, a Delaware limited liability company, the lenders party thereto from time to time (as amended, amended and restated, supplemented, revised, or otherwise modified from time to time).

“Effect” means any change, event, effect, development or circumstance.

“Employee Plan” means (i) any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) maintained for employees of the Company or of any member of a “controlled group,” as such term is defined in Section 414 of the Code, of which the Company or any of its Subsidiaries is a part, or any such employee pension benefit plan to which the Company or any of its Subsidiaries is required to contribute on behalf of its employees, and any other employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; or (ii) any compensation or other benefit plan, policy, program, agreement or arrangement, including any employment, change in control, bonus, equity-based compensation, retention or other similar agreement, that the Company or any of its Subsidiaries, maintains, sponsors, is a party to, or as to which the Company or any of its Subsidiaries otherwise has any material obligation or material liability in respect of its employees; in each case, excluding any compensation or benefit arrangement maintained by a Governmental Entity.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“Governmental Entity” means any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Knowledge of the Company” means the actual knowledge after reasonable inquiry of one or more of the Company’s chief executive officer, chief financial officer, and general counsel.

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person, (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor, or any successor entity of the foregoing or (iv) to limited partners of, or Affiliates of limited partners of, the Purchaser or any of its parallel or feeder funds.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Pre-Closing Period” means the period commencing on the date hereof and terminating on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with the provisions hereof.

“Regulation D” means the provisions of Regulation D promulgated under the Securities Act.

“Series A Certificate of Designations” means that certain Certificate of Designations of the Company establishing the Series A Convertible Preferred Stock.

“Series A Convertible Preferred Stock” means the series of stock of the Company titled the “Series A Convertible Preferred Stock” designated pursuant to that certain Series A Certificate of Designations.

“Series B Registration Rights Agreement” means that certain Registration Rights Agreement dated as of November 3, 2025, by and among the Company and the holders of Series B Convertible Preferred Stock of the Company set forth on Schedule 1 thereto.

“Support Agreements” mean those certain Support Agreements dated as of November 3, 2025, by and between the Company and each of the officers and directors of the Company.

“Series A Transaction Documents” means the Series A Certificate of Designations, the Series A Registration Rights Agreement and the Support Agreements.

“Stockholder” means a holder of Common Stock or Preferred Stock.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a Subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Transaction Documents” means this Agreement, the Series B Certificate of Designations, the Series B Registration Rights Agreement, the Nomination Agreement, and the Series B Support Agreements.

“Transfer” by any Person means, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any securities owned by such Person or of any interest (including any voting interest) in any securities owned by such Person.

(b)               As used herein, the following terms are defined in the Section of this Agreement set forth after such term below:

Term	Location of Definition
Agreement	Preamble
Applicable Matters	5.3
Board of Directors	2.1(c)(1)
Bylaws	2.1(c)(2)
Certificate of Incorporation	2.1(c)(2)
Chosen Court	5.3
Closing	1.2(a)
Closing Date	1.2(a)
Common Stock	2.1(b)(1)
Company	Preamble
Exchange Act	2.1
GAAP	2.1(f)(4)
Non-Recourse Party	1.3(c)
Nasdaq	1.3(c)
Nasdaq Listing Application	1.3(c)
Nomination Agreement	1.2(b)(1)
Per Share Price	1.1
Preferred Stock	Recitals
Purchase Price	1.1
Purchaser	Preamble
Resignation Letters	3.4
Series B Certificate of Designations	Recitals
Series B Registration Rights Agreement	1.2(b)(1)
Series B Support Agreements	Recitals
SEC	2.1(a)(2)
SEC Documents	2.1(f)(1)
Shares	1.1
Supporting Stockholders	Recitals

*****

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

KATAPULT HOLDINGS, INC.

By:	/s/ Orlando Zayas
Name:	Orlando Zayas
Title:	CEO

[Signature Page to Series B Investment Agreement]

HHCF SERIES 21 SUB, LLC

By:	/s/ John Detwiler
Name:	John Detwiler
Title:	Authorized Signatory

[Signature Page to Series B Investment Agreement]

EXHIBIT A

Form of Series B Certificate of Designations

[See Attached]

EXHIBIT B

Form of Series B Support Agreement

[See Attached]

EXHIBIT C

Supporting Stockholders

[See Attached]

EXHIBIT D

Form of Series B Registration Rights Agreement

[See Attached]

EXHIBIT E

Form of Director Nomination Agreement

[See Attached]